DICTAPHONE



John H. Duerden
Chairman & Chief Executive Officer


                               January 24, 1996


Mr. Robert E. Trimper
104 Oakwood Court
Abbotsbury Road
London, W14 8J2

Dear Bob:

            This letter will set forth our agreement concerning your employment with Dictaphone Corporation effective 3/1/96 and supersedes any and all prior offer letters.

1.  THE JOB AND LOCATION

            I am pleased to extend you an offer of employment with Dictaphone Corporation as a Vice President, International Operations reporting directly to me. In this capacity, you will of course, be a full-time member of the Executive Committee. Your position will be based in London, England except for required travel on company business. The company will not relocate you outside of London, England unless you and I agree that the move is in the best interest of Dictaphone.

2.  COMPENSATION

            Your annual base salary will be $220,000. As is current company practice, your performance will be reviewed on an annual basis for consideration of a merit increase based on the base structure and the performance management grid in effect as of the date of your annual review. Your base pay will be paid in accordance with the company's payroll procedure but, in any case, not less frequently than monthly. We expect that should there be dual payroll participation that your payment will be on the basis of each of the separate country payrolls and that no special payroll run will be required in order to meet your personal tax needs.

            To assist you with your transition into Dictaphone, I have agreed to pay a one time sign-on bonus of $50,000. This will be payable to you on your start date with Dictaphone.

            In addition to your annual based salary, you are eligible to receive a performance base bonus with a target of 35% of your base pay equaling approximately


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$77,000.  As a performance  based  compensation  employee,  "PBC," your bonus is determined on the basis of your individual performance and the performance of Dictaphone Corporation as assessed by the Board of Directors. This can pay up to 100% of your base salary. I've enclosed a copy of the proposed PBC Group II (35% target grid) Incentive Guide which has been forwarded to the Board of Directors for approval for 1996. In addition, I've attached the proposed grid for a Dictaphone "rating" guideline which has also been forwarded to the Board for approval. You will note that the vertical rating for the Grid II bonus delineates the payout based on the Dictaphone rating. The Dictaphone rating for 1996 will be based solely on corporate performance against the EBITDA target and is self- explanatory. Your personal rating which is the horizontal access on the grid will be based on 60% of the financial performance against budget for the International group as mutually agreed upon at the beginning of the fiscal year. The other 40% of your personal rating will be dependent upon your performance against agreed upon objectives for the International Operation. I will expect you and I to come to a conclusion within three weeks of your start date as to what those targets for the remainder of the calendar year will be. As a demonstration of my confidence in your ability to have a positive impact on the International organization I have agreed that your bonus for 1996 (payable in February, 1997) will be guaranteed at the 50% of base salary for that prorated period of 1996 for which you are actively employed. In addition, I have agreed that for 1997 fiscal year bonus payable in February, 1998 you will also be guaranteed a bonus payout of 50% of the base salary in effect for 1997. This guarantee assumes, of course, that you are actively employed by Dictaphone for the period covered. For 1998 and thereafter, you will be eligible for a PBC bonus based on the grid approved by the Board of Directors at the start of the new year and comparable to other PBC Level II participants. It is my expectation at this time that the on target bonus opportunity would be at 35% of the annual base with a maximum bonus opportunity of not less than 100% for the grid II bonus. All compensation plans, however, are reviewed on an annual basis and may be changed at the company's discretion.

3.  STOCK OPTION

            As a PBC level executive a recommendation will be made to the Board of Directors that you be offered stock options and an opportunity to participate in the management equity options. The details of these plans will be discussed in greater detail with you in the documents specifically designed to delineate all of the terms and conditions of those plans. The recommendation to the Board will be that you be offered 10,000 management equity options at $10 a share in accordance with the Management Private Placement Memorandum. In addition, it will be recommended that you be offered 30,000 stock options, 15,000 of which will vest over a five year period and 15,000 of which will be performance based on the total Dictaphone organizations performance against specific targets in accordance with the Management Stock Option Plan. The relevant documents covering these plans will be forwarded to Mr. Album on your behalf over the next few business days. In case of any discrepancy in terms and/or conditions the formal plan documents will be the final authority. If you are approved for an equity position you will, of course, be required to make a personal investment of $100,000 to cover the management equity options. Dictaphone will make available to you a loan of up to $50,000 under the same terms and conditions afforded other executives buying equity in the company as of August 11, 1995.

4.  BENEFITS

            The company has agreed to offer you the appropriate benefits depending upon availability and based on the plan documents or policies in effect for each plan.

            As a PBC level employee you are entitled to paid vacation time in accordance with the current plans and practices of Dictaphone and will be entitled to receive a minimum of four weeks paid vacation per calendar year.

5.  DISABILITY BENEFITS

            If, as a result of your incapacity due to physical or mental illness you shall be unable to perform all of your duties hereunder by reason of the illness you will be eligible for compensation under the company's long term disability plan provided you are a participant of the plan. Any incapacity due to physical or mental illness which is expected, based on bonafide medical documentation, to continue for more than six consecutive months will be considered grounds for termination and will invoke the "Executive Severance Arrangement" as described hereunder.

6.  EXPENSE REIMBURSEMENT

            As a PBC level executive within the Dictaphone Team reporting to me, you are eligible for participation in the Company Car Program which provides for an allowance of $1,000 per month. Or, if you would prefer, the lease on a BMW 530 or comparable lease on a top-line fully loaded automobile as long as the terms of the lease are reasonably acceptable to Dictaphone. You will also be entitled to receive prompt reimbursement for all reasonable business and travel expenses upon the companies receipt of accountings and in accordance with the company policy on expense reimbursement. When you are required to be in the U.S. for Dictaphone business, the company will pay for reasonable hotel accommodations, meals and transportation.

7.  TAX MATTERS

            As we discussed, the company has agreed that dependent upon your wishes and as is legally appropriate for Dictaphone, we will structure your payment and benefit plans in such a way that is most tax efficient for you. You acknowledge that you will remain responsible for the payment of all fees and expenses of your external tax consultant and retain personal liability for ensuring that the appropriate level of taxes have been paid to whatever taxing authority you are deemed to be accountable to.

8.  SEVERANCE TERMS

            Your employment may be terminated at any time by the company with or without cause. I have agreed to extend an "Executive Severance Arrangement" including a severance pay period of up to two times your current annual base pay in the event that your employment is terminated by Dictaphone for any reason other than cause. This severance


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will also be offered  to you  should  your job be  eliminated  or a  substantial reduction in your responsibilities and/or compensation occur.

            A termination for cause will be defined as your termination resulting from a severe breach of business ethics, a material violation of stated company policy which would otherwise result in your immediate termination, your continued failure or refusal to perform any of the material duties or responsibilities (other than failure due to a disability as defined in Dictaphone's Disability Policy) reasonably required by Dictaphone hereunder with written notice and an opportunity to cure within 45 days of that written notice, acts of gross misconduct or a breach of your representations and warranties made to Dictaphone herein. In the event of a termination for cause, you shall receive your salary up through the date of termination and other accrued benefits and pension rights.

            In addition to your severance pay you will be eligible for payment for any earned and unpaid annual bonus amount with respect to any fiscal year ending prior to the date of termination and, for the fiscal year in which the termination occurred, a prorata portion equal to the bonus which would have been payable with respect to such termination year multiplied by a fraction equal to
(a) the number of days of the termination year elapsed prior to termination over
(b) 365. Any such bonus or prorata bonus will be paid in accordance with the standard PBC bonus payments, normally in February of the subsequent fiscal year.

            Under the terms of this "Executive Severance Arrangement" you will be offered your salary at the time of separation for a period of up to two years, payable on regular pay days. In the event that it is agreed upon that the severance will not continue beyond the first twelve months severance pay may be paid in a lump sum. The first year of severance pay will be payable to you in full regardless of your employment status with any other company. At the conclusion of the first 12 months, if you have not secured employment elsewhere, the company will extend your severance pay on a month by month basis for a maximum of 12 additional months. This extension, at the company's discretion, will be dependent upon reasonable efforts to secure employment as judged by your documented job search activities.

            In addition, you will be eligible for out placement services at a nationally recognized out placement firm of the company's choosing at the service levels normally afforded Executive Vice Presidents for the first 12 months of the severance period. Medical, dental and life insurances will be extended to you at the rate that you would have paid as an active employee under the terms and conditions of those plans for up to 12 months or until you have secured employment elsewhere.

            In any event, the PBC severance package or the "Executive Severance Arrangement" will require you to sign, as a condition or receiving severance hereunder, a severance agreement including a release of the company from all liability for any acts or violations relative to any administrative procedure and/or federal, state or local law(s) covering the employment relationship. The release will also include a non-compete, non- solicitation of employees, non-disclosure of confidential information and an agreement to cooperate with the company on any legal and otherwise reasonable business issues requiring your involvement for resolution.

9.  DIRECTORS AND OFFICERS LIABILITY INSURANCE

            As a Vice President of the company you will be covered by the company's Director's and Officer's Liability Insurance as in effect from time to time. The company will not, however, indemnify and hold you harmless for any claims arising from your prior employers with respect to your conduct or your employment responsibilities in any case.

10.  OTHER CONTINGENCIES

            Your offer of employment remains contingent upon the following conditions:

            o Completion of the patent and confidentiality agreement. A copy of this has been forwarded to you with my letter of December 22, 1995.

            o Compliance, as an express condition of employment, with the Dictaphone's drug free workplace and substance abuse policy statement including passing a pre-employment drug screening test.

11.  LAW APPLICABLE

            This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (applicable to agreements to be entered into and performed wholly within such state).

12.  SUMMARY

            I trust this addresses all major issues relative to your employment offer with Dictaphone Corporation. I am confident that you will find this position to be challenging and rewarding and afford you an opportunity to make a significant contribution to the future of Dictaphone. I remain hopeful that you will be able to begin this position no later than March 1, 1996. Please confirm to me as soon as is reasonable what your expected start date will be and what benefit structure and payroll structure is most appropriate for your personal circumstances.

            This letter contains all of the terms of your proposed employment with Dictaphone; no change or modification of such terms shall be effective unless set forth in writing, signed by yourself and Dictaphone. Further, by signing below you represent and


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warrant that your  employment  with  Dictaphone  hereunder  will not violate the terms of any agreements to which you are bound.

                                       Sincerely,


                                       /s/ John H. Duerden
                                       John H. Duerden
                                       Chairman and Chief Executive Officer


Agreed and Accepted:


/S/ ROBERT E. TRIMPER
Robert E. Trimper
Date:



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================================================================================
                                                          Minimum EBITDA and
        Dictaphone                                    Qualify/PERCENTAGE OVER PY
          RATING                   DICTAPHONE
================================================================================
             1              Less than 85% of          Less than $64.5 Million
                            Budgeted EBITDA           --
--------------------------------------------------------------------------------
             2              85 - 89% of Budgeted      $64.5 Million
                            EBITDA                    --
--------------------------------------------------------------------------------
             3              90 - 93% of Budgeted      $68.4 Million
                            EBITDA                    6%
--------------------------------------------------------------------------------
             4              94 - 100% of Budgeted     $71.0 Million
                            EBITDA                    10%
--------------------------------------------------------------------------------
             5              Greater than 100% of      $75.9 Million
                            Budgeted EBITDA           18%
--------------------------------------------------------------------------------

                       1996 Budgeted EBITDA $75.8 Million

                      1995 Forecasted EBITDA $64.5 Million

--------------------------------------------------------------------------------


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                         PBC GROUP II INCENTIVE GUIDE
                                35% TARGET GRID


                                INDIVIDUAL RATING



              ------------------------------------------------------------------
 DICTAPHONE        1              2              3              4            5
   RATING
--------------------------------------------------------------------------------

     1             0              0             20             31           36

--------------------------------------------------------------------------------

     2             0              0             28             34           40

--------------------------------------------------------------------------------

     3             0             10             35             41           48

--------------------------------------------------------------------------------

     4             0             12             40             46           53

--------------------------------------------------------------------------------

     5             0             14             44             52         60-100

--------------------------------------------------------------------------------



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